Exhibit 5

John Hancock Tower 200 Clarendon Street, 20th Floor Boston, Massachusetts 02116-5021 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com FIRM / AFFILIATE OFFICES
April 13, 2011	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

Re:	Form S-1 Registration Statement File No. 333-167220 and
Registration Statement filed pursuant to Rule 462(b) promulgated under the
Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Zipcar, Inc., a Delaware corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 1, 2010 (File No. 333–167220) (as amended, the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Act (the “Post-Effective Amendment” and together with the Initial Registration Statement, the “Registration Statement”). The Post-Effective Amendment relates to the registration of 1,553,393 shares of Common Stock of the Company (the “Additional Shares”), 1,350,776 of which are being offered by certain stockholders of the Company (the “Selling Stockholders”) and 202,617 of which may be purchased by the underwriters pursuant to an option to purchase additional shares from the Selling Stockholders.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Additional Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

        April 13, 2011

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Additional Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP